Exhibit 10.35

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of September 12, 2022, by and between ARE-NC REGION NO. 17, LLC, a Delaware limited liability company (“Landlord”), and GREENLIGHT BIOSCIENCES INC., a Delaware corporation (“Tenant”).

RECITALS

A.     Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 30, 2021, as amended by that certain letter agreement dated March 15, 2022 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises known as Suites 125, 300 and GH8, containing approximately 62,771 rentable square feet (the “Premises”) in that certain building located at 9 Laboratory Drive, Research Triangle Park, North Carolina, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.     As of the date of this First Amendment, Tenant occupies certain premises in that certain building located at 5 Laboratory Drive, Research Triangle Park, North Carolina (the “5 Lab Premises”), pursuant to that certain Lease Agreement dated as of January 15, 2019 (as the same has been amended, the “5 Lab Lease”), the term of which 5 Lab Lease is scheduled to terminate on the date that is 25 days after the date of Substantial Completion of the Lab/Office Premises (the “5 Lab Lease Termination Date”).

C.     Landlord funded an Additional Tenant Improvements Allowance for improvements in the 5 Lab Premises under the 5 Lab Lease which resulted in Tenant’s obligation to pay TI Rent (as defined in the 5 Lab Lease) pursuant to the terms set forth in the 5 Lab Lease (the “5 Lab TI Rent”).

D.     Pursuant to the terms of the 5 Lab Lease, all 5 Lab TI Rent remaining unpaid as of the expiration or earlier termination of the 5 Lab Lease is required be paid to Landlord in a lump sum on the 5 Lab Lease Termination Date.

E.     The Greenhouse Premises Commencement Date occurred on January 1, 2022, and the Greenhouse Premises Rent Commencement Date will be January 1, 2023.

F.     Landlord and Tenant desire to amend the Lease to, among other things, provide for (i) Tenant’s continued payment under the Lease of the 5 Lab TI Rent remaining unpaid as of the 5 Lab Lease Termination Date, and (ii) the Target Lab/Office Premises Commencement Date to be extended to November 1, 2022.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

5 Lab TI Rent. Landlord and Tenant agree that in addition to all other amounts payable under the Lease, commencing on the Commencement Date, Tenant shall, on the first day of each calendar month, pay the then-remaining unpaid 5 Lab TI Rent to Landlord in equal monthly installments of $15,969.31 per month through December 31, 2026. Any 5 Lab TI Rent remaining unpaid as of the expiration or earlier termination of the Lease (unless such termination is due to a Landlord default) shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

2.

Target Lab/Office Premises Commencement Date. As of the date of this First Amendment, the defined term “Target Lab/Office Premises Commencement Date” is hereby deleted in its entirety and replaced with the following:

“Target Lab/Office Premises Commencement Date: November 18, 2022”

3.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

4.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

5.	Miscellaneous.

a.    This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. The Lease including any associated Work Letters and this First Amendment, may be further amended or modified only by an agreement in writing, signed by Landlord and Tenant.

b.    This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.    This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.    Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on next page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

GREENLIGHT BIOSCIENCES INC.,
a Delaware corporation

By:

Print Name:	Carole Cobb

Title:	Chief Operating Officer

☒ I hereby certify that the signature, name, and title above are my signature, name and title.

LANDLORD:

ARE-NC REGION NO. 17, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation, general partner

By:

Print Name:	Mark Hikin
Title:	VP Real Estate Legal Affair

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